Exhibit 99.1

DREAMWORKS ANIMATION REPORTS
FIRST QUARTER 2013 FINANCIAL RESULTS
________________________________________________________________________

Glendale, California - April 30, 2013 - DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its first quarter ended March 31, 2013. For the quarter, the Company reported total revenue of $134.6 million and net income of $5.6 million, or $0.07 per share on a fully diluted basis.

“This year is off to an outstanding start for DreamWorks Animation. The Croods has reached a blockbuster level of nearly $480 million at the worldwide box office and is well on its way to becoming the number one movie released during the first four months of 2013,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “I'd like to congratulate and thank our new distribution partners at Twentieth Century Fox for helping to propel The Croods to global success and we now look forward to launching our summer tentpole, Turbo, in theaters on July 17th.”

“The strength of our worldwide box office results from The Croods and over-performance in home video from both of our 2012 titles demonstrate success in DreamWorks Animation's core business so far this year,” added Ann Daly, Chief Operating Officer of DreamWorks Animation. “As importantly, we made great strides to advance a number of key growth initiatives in the areas of franchise-building, consumer products, television and location-based entertainment.”

The Croods, released theatrically on March 22, 2013, has reached $163.5 million at the domestic box office and $315.5 million at the international box office for a worldwide gross of $479.0 million to date. The Croods contributed $4.0 million of revenue to the quarter.

Rise of the Guardians contributed $9.6 million of revenue to the quarter, primarily from home entertainment. The film reached an estimated 3.2 million home entertainment units sold worldwide through the end of the first quarter, net of actual and estimated future returns.

Madagascar 3: Europe's Most Wanted contributed $22.8 million of revenue to the quarter, primarily from home entertainment. The film reached an estimated 7.2 million home entertainment units sold worldwide through the end of the first quarter, net of actual and estimated future returns.

Puss In Boots contributed $7.5 million of revenue to the quarter, primarily from home entertainment. The film reached an estimated 6.8 million home entertainment units sold worldwide through the end of the first quarter, net of actual and estimated future returns.

Library contributed $41.4 million of revenue to the quarter. Other items, including television series and live theatrical properties, contributed $20.9 million of revenue to the quarter. Classic Media contributed $27.9 million of revenue to the quarter.

Costs of revenue for the quarter equaled $85.5 million. Selling, general and administrative expenses totaled $42.8 million, including $3.9 million of stock-based compensation expense.

The Company's income tax expense for the first quarter was $418 thousand. The Company's combined effective tax rate - its actual tax rate coupled with the effect of its tax sharing agreement with a former stockholder - was approximately 15% for the first quarter. The Company currently expects that its full-year 2013 combined effective tax rate will be in the mid-to-high 20% range.

The Company also provided an update to its share repurchase program. Year to date, the Company has repurchased 1.3 million shares for $25 million. The Company has $100 million remaining under its current authorization.

The Company's second quarter results are expected to be driven by the performance of The Croods at the worldwide box office. Television revenue from Madagascar 3: Europe's Most Wanted is also expected to contribute revenue to the Company's second quarter results.

Items related to the earnings press release for the first quarter of 2013 will be discussed in more detail on the Company's earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, April 30, 2013, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 234-9959 internationally and identifying "DreamWorks Animation Earnings" to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, April 30, 2013. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 287438 as the conference ID number. Both the earnings release and archived webcast will be available on the Company's website at www.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for five consecutive years. In 2013, DreamWorks Animation ranks #12 on the list. All of DreamWorks Animation's feature films are produced in 3D. The Company has theatrically released a total of 26 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon and Puss In Boots.

Contact:
Shannon Olivas
DreamWorks Animation Investor Relations
(818) 695-3658
shannon.olivas@dreamworks.com

dwa-e

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2013	December 31, 2012
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$76,235	$59,246
Trade accounts receivable, net of allowance for doubtful accounts	99,951	109,102
Receivable from distributors, net of allowance for doubtful accounts	213,955	266,185
Film and other inventory costs, net	880,575	820,482
Prepaid expenses	22,839	18,593
Other assets	24,442	24,651
Property, plant and equipment, net of accumulated depreciation and amortization	187,662	188,986
Deferred taxes, net	237,778	238,007
Intangible assets, net of accumulated amortization	143,226	148,234
Goodwill	71,406	71,406
Total assets	$1,958,069	$1,944,892
Liabilities and Equity
Liabilities:
Accounts payable	$9,383	$6,611
Accrued liabilities	127,888	123,886
Payable to former stockholder	251,932	277,632
Deferred revenue and other advances	62,128	25,517
Revolving credit facility	165,000	165,000
Total liabilities	616,331	598,646
Commitments and contingencies
Equity:
DreamWorks Animation SKG, Inc. Stockholders' Equity:
Class A common stock, par value $0.01 per share, 350,000,000 shares authorized, 102,740,847 and 102,687,323 shares issued, as of March 31, 2013 and December 31, 2012, respectively	1,028	1,027
Class B common stock, par value $0.01 per share, 150,000,000 shares authorized, 7,838,731 and 7,838,731 shares issued and outstanding, as of March 31, 2013 and December 31, 2012, respectively	78	78
Additional paid-in capital	1,065,818	1,057,452
Accumulated other comprehensive (loss) income	(2,179)	313
Retained earnings	1,022,891	1,017,314
Less: Class A Treasury common stock, at cost, 26,538,509 and 25,661,817 shares, as of March 31, 2013 and December 31, 2012, respectively	(747,065)	(730,568)
Total DreamWorks Animation SKG, Inc. stockholders’ equity	1,340,571	1,345,616
Non-controlling interests	1,167	630
Total equity	1,341,738	1,346,246
Total liabilities and equity	$1,958,069	$1,944,892

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(in thousands, except per share amounts)
Revenues	$134,648	$136,084
Costs of revenues	85,521	96,500
Gross profit	49,127	39,584
Product development	963	1,134
Selling, general and administrative expenses	42,789	27,465
Operating income	5,375	10,985
Interest income, net	863	568
Other income, net	992	2,516
(Increase) decrease in income tax benefit payable to former stockholder	(698)	109
Income before income taxes	6,532	14,178
Provision for income taxes	418	5,104
Net income	6,114	9,074
Less: Net income attributable to non-controlling interests	537	—
Net income attributable to DreamWorks Animation SKG, Inc.	$5,577	$9,074
Net income per share of common stock attributable to DreamWorks Animation SKG, Inc.
Basic net income per share	$0.07	$0.11
Diluted net income per share	$0.07	$0.11
Shares used in computing net income per share
Basic	84,671	83,953
Diluted	85,265	84,842

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(in thousands)
Operating activities
Net income	$6,114	$9,074
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and write-off of film and other inventory costs	60,042	81,593
Amortization of intangible assets	1,686	—
Stock-based compensation expense	4,075	5,136
Provision for doubtful accounts and returns reserves	(8,175)	(175)
Amortization of deferred financing costs	—	85
Depreciation and amortization	983	842
Revenue earned against deferred revenue and other advances	(11,153)	(2,320)
Deferred taxes, net	231	4,961
Changes in operating assets and liabilities:
Trade accounts receivable	12,294	5,574
Receivable from distributors	52,231	(12,397)
Film and other inventory costs	(109,346)	(116,711)
Intangible assets	1,015	—
Prepaid expenses and other assets	(6,367)	(12,357)
Accounts payable and accrued liabilities	6,590	(6,258)
Payable to former stockholder	(25,700)	(14,309)
Income taxes payable/receivable, net	2,521	502
Deferred revenue and other advances	54,641	42,110
Net cash provided by (used in) operating activities	41,682	(14,650)
Investing activities
Investment in unconsolidated affiliate	(500)	—
Purchases of property, plant and equipment	(8,088)	(11,823)
Net cash used in investing activities	(8,588)	(11,823)
Financing activities
Purchase of treasury stock	(16,552)	(255)
Net cash used in financing activities	(16,552)	(255)
Effect of exchange rate changes on cash and cash equivalents	447	73
Increase (decrease) in cash and cash equivalents	16,989	(26,655)
Cash and cash equivalents at beginning of period	59,246	116,093
Cash and cash equivalents at end of period	$76,235	$89,438
Supplemental disclosure of cash flow information:
Cash (refunded) paid during the period for income taxes, net	$(2,278)	$180
Cash paid during the period for interest, net of amounts capitalized	$217	$278